Exhibit 99.1

VIAVID

communications simplified.

Sellas Life Sciences Group, Inc.

Expert Panel Discussion:
GFH009 CDK9 Inhibitor in Acute Myeloid Leukemia

May 30, 2023

C O R P O R A T E P A R T I C I P A N T S

Tara Sobierajski, Senior Manager, Client Success, LifeSci Events

Angelos Stergiou, MD, SCD HC, Founder, President and Chief Executive Officer, Sellas Life Sciences

Dragan Cicic, MD, Senior Vice President, Clinical Development, Sellas Life Sciences

Tapan Kadia, MD, Professor, Department of Leukemia, University of Texas MD Anderson Cancer Center

Joshua Zeidner, MD, Associate Professor of Medicine, Chief of Leukemia Research, and Associate Chief of Research, Division of Hematology, UNC Lineberger Comprehensive Cancer Center

Omer Jamy, MD, Assistant Professor of Medicine and Associate Director of Bone Marrow Transplant Program, University of Alabama at Birmingham O’Neil Comprehensive Cancer Center / Lead Investigator, Phase 3 REGAL Trial

Robert Francomano, Senior Vice President, Chief Commercial Officer, Sellas Life Sciences

C O N F E R E N C E C A L L P A R T I C I P A N T S

Li Watsek, Cantor Fitzgerald

Jim Molloy, Alliance Global Partners

Aydin Huseynov, Ladenburg Thalmann

P R E S E N T A T I O N

Tara Sobierajski

At this time, all attendees are in a listen-only mode. A question-and-answer session will follow the formal presentations. As a reminder, this call is being recorded and a replay will be made available on the Sellas website following the conclusion of the event.

I’d now like to turn the call over to your host, Dr. Angelos Stergiou, Founder, President and Chief Executive Officer of Sellas Life Sciences Group. Please go ahead, Angelos.

Angelos Stergiou

Thank you and good morning everyone. Welcome to Sellas’ GFH009 expert panel call.

First, thank you for your participation and support in joining us today. We're very excited to take this time to focus on some important developments regarding the GFH009 program, particularly around the upcoming Phase 2a relapsed/refractory AML study, and very pleased with FDA's comments and input to our trial design.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

It is my pleasure to also be joined by Drs. Kadia, Zeidner and Jamy, as well as our Senior Vice President of Clinical Development, Dr. Dragan Cicic, and our Senior Vice President, Chief Commercial Officer, Robert Francomano.

We believe that both of our assets, GPS and GFH009 have the potential to change the face of treatment for leukemia as well as other tumor types, but today's focus is on relapsed/refractory acute myeloid leukemia with our highly selective CDK9 inhibitor GFH009.

Our core mission at Sellas is to prolong patients' lives and to develop and deliver innovative treatments for patients battling cancer. With GPS, our lead program in the Phase 3 REGAL study in AML, and our GFH009 programs, we now have two solid clinical assets with multiple shots on goal to develop and potentially commercialize cancer drugs that can make a difference in patients' lives.

Before I turn it over to our KOLs, allow me to remind you why we brought in GFH009.

GFH009 is complementary to GPS. This new drug candidate affords us the potential to expand further into the AML space to cover not only the maintenance phase, which is the indication for GPS, but now also active disease in AML. Leveraging our vast experience in AML, GFH009 will allow us to expand our clinical footprint into additional indications.

As it relates to GPS in AML, in the third quarter of this year the IDMC will meet and provide feedback around the Phase 3 REGAL AML study in patients in CR2. We expect our interim analysis by the end of this year or early next, but again, we should get further guidance by the IDMC in Q3 of this year.

As it relates to GFH009, we completed the Phase 1 AML portion of the study and expect to open the relapsed/refractory AML Phase 2a study within June, with ongoing data readouts and top line data by the end of this year. We also expect the Phase 1 top line lymphoma data within Q3 and additional data readouts in lymphoma and potentially other indications on a rolling basis through studies being conducted by GenFleet. Please remember that GenFleet has retained the rights to develop and commercialize GFH009 in Greater China, while we have the rights to Rest of World. GenFleet is planning to focus mainly on lymphoma, while we focus on AML, and we each have rights to all of the data coming out of the studies for our respective territories.

Venetoclax in combination with hypomethylating agents is a staple of AML treatment across all patient categories, especially in older patients, which is the vast majority of AML patients, preclinically as well as the Phase 1 patient who was relapsed refractory to aza/ven and went into remission after our GFH009 monotherapy, we have seen that GFH009 exhibits a strong synergy with venetoclax and we believe that it may have the potential to both improve response to venetoclax or to possibly even convert complete resistance to venetoclax into a strong response. If we confirm this synergy in our Phase 2a study, this trait of GFH009 could profoundly change the standard of care in AML. Again, we're investigating GFH009 to treat active disease and potentially get patients into a CR, and then GPS may be used in the maintenance phase to keep patients in remission.

In addition to AML, lymphomas and soft tissue sarcomas, a significant proportion of almost all major cancer indications turns out to be transcription addicted. It's the types of cancers GFH009 could be effective in, including breast cancer, osteosarcoma, endometrial cancer, lung cancer, prostate cancer, melanoma and ovarian cancer. With established biomarkers, we envision a huge potential for use across broad swaths of cancers with potentially hundreds of thousands of patients. We're starting with AML, the indication we know best, which could become a true game changer, not only for AML, but for Sellas in general.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

With that, I would like to turn it over to Dr. Dragan Cicic, who will provide a brief overview of the AML data to date with our GFH009 drug, as well as the rationale behind and design of our Phase 2a AML study. We will then introduce our KOLs. Dragan?

Dragan Cicic

Thank you, Angelos. I will provide a brief overview of our drug’s mechanism of action, Phase 1 trial results and the upcoming Phase 2 trial design. Let me start with the introduction to the mechanism of action.

GFH009 is a highly selective CDK9 inhibitor. The main role of CDK9 is to enable transcription elongation of the RNA, resulting in rapid production of key proteins that, among other roles, drive the vision of cancer cells and protect them from programmed cancer cell death. The biggest impact of inhibiting CDK9 is therefore on short-lived cancer-enabling proteins, MYC and MCL1. Because these proteins are major cancer drivers, cancers that rely on them we have poor prognosis and CDK inhibitors have potential to address specifically cancers with currently poor outcomes like acute myeloid leukemia resistance to the standard azacitidine/venetoclax treatment, as Angelos mentioned. However, because of the important roles kinases in general play in every cell, it is crucial to ensure that other kinases are not inhibited along with CDK9. GFH009, as you can see on the slide at the bottom panel, has a very high selectivity compared to other drug candidates in the same class.

Now, in the Phase 1 trial in relapsed and refractory AML and lymphoma, that selectivity allowed us to administer much higher doses of GFH009 without dose limiting toxicities, two to four times higher than other CDK inhibitors in development, thus increasing the potential for efficacy without any dose-limiting toxicities. To our knowledge, GFH009 is the only CDK9 inhibitor in development that as a single agent had a complete response in relapsed/refractory AML. In addition to an MRD-negative complete response lasting more than six months as of now, we have observed dose-dependent leukemia cell-killing activity at all dose levels studied, confirming GFH009's high therapeutic index, which in turn allows for a high combinatorial potential.

This is how our Phase 2 trial is designed. This will be the first trial in AML, that I know of, that combines two antiapoptotic agents, a BCL2 inhibitor and an indirect MCL1 inhibitor, and a proapoptotic agent, azacitidine. Furthermore, the trial is designed to directly assess the efficacy of our antiapoptotic drug GFH009 because all patients enrolled will be the patients in whom a combination of venetoclax with proapoptotic agents had already failed, and we will be investigating the restoration of efficacy of venetoclax combinations by adding GFH009.

The Phase 2a study will be a single-arm open-label multicenter trial conducted in the U.S. We will enroll up to 20 patients, all of whom will receive standard doses of venetoclax and azacitidine, to which they are unresponsive, with the crucial addition of GFH009. GFH009 will be administered at two dose levels, at the recommended Phase 2 dose level and one dose level below, namely 60 milligrams and 45 milligrams, to be administered once a week and there will be 10 patients per dose level. Treatment will continue for as long as there are no dose-limiting toxicities and no progression of disease. Bone marrow will be assessed after the first two infusions of GFH009, at Day 14 and then again at Day 28. Thereafter, bone marrow assessments will be every month, that is every 28 days.

Primary endpoints for this trial will be composite complete response rate—CRC—duration of response and safety of the combination. Because of the designated primary endpoints and frequency of assessments, we will have a very quick early readout on both efficacy and safety of the combination.

With that, I will hand it over back to Angelos.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Angelos Stergiou

Thank you, Dragan.

I would now like to introduce our KOLs and ask them to provide a brief overview of their research interest and relevance around our GFH009 asset before we start our fire chat discussion.

Let me start with Dr. Kadia. Dr. Kadia is a professor in the Department of Leukemia at the University of Texas MD Anderson Cancer Center in Houston, Texas. He serves as a co-leader of the sections of AML and Developmental Therapeutics and is the Associate Program Director of the Leukemia Fellowship Program. He's actively involved in clinical and translational research for the treatment of patients with leukemia, and he has authored over 375 peer-reviewed articles, numerous abstracts, and has been invited nationally and internationally for presentation of his research. Dr. Kadia?

Tapan Kadia

Good morning everyone. As Angelos mentioned, my name is Tapan Kadia. I'm currently a professor in the Department of Leukemia. My focus for several years now has been on the development of new diagnosis, new treatments in acute myeloid leukemia, both in the front line treatment as well as in the relapsed/refractory, specifically developmental therapeutics and new Phase 1 molecules, with a focus on apoptosis, single-agent apoptosis with combinations with BCL2 inhibitors such as venetoclax in combination with other drugs, FLT3 inhibitors, other MCL-1 inhibitors. Apoptosis has been a major focus of mine. It's become clear that combining drugs that inhibit various family members in the apoptotic pathway is key in the treatment of relapsed and refractory leukemia, particularly those that are very, very difficult and refractory genomics.

Happy to be here and happy to answer some questions.

Angelos Stergiou

Great. Thank you, Dr. Kadia. Next is Dr. Joshua Zeidner. Dr. Zeidner is an Associate Professor of Medicine, Chief of Leukemia Research and Associate Chief of Research, Division of Hematology at the University of North Carolina Lineberger Comprehensive Cancer Center. Dr. Zeidner's research involves the discovery of innovative methods to improve outcomes, drug discovery and development, and clinical trial design in AML, myelodysplastic syndromes and myeloproliferative neoplasms, and he also leads the Leukemia Clinical Trials Research Protocol Office Disease Group. Dr. Zeidner?

Joshua Zeidner

Thanks and great to be here. Good morning, everyone. I'll first by saying my thoughts and viewpoints today reflect my own and not necessarily my institutions’. I'm a clinical investigator in acute myeloid leukemia. As Angelos mentioned, I lead our Leukemia Research Group at University of North Carolina. I've been very interested actually in CDK inhibitors and specifically CDK9 inhibitors. I’ve led the development of an agent known as alvocidib, previously known as flavopiridol, for the last decade, leading multiple trials in this space. That's really what sparked my interest with this compound.

I have a keen interest in improving outcomes and finding resistance mechanisms to other apoptosis-regulating molecules such as venetoclax, which has really led to a paradigm shift in AML. I also have an interest in immunotherapy compounds, specifically small molecule inhibitors that target novel immune pathways. Really happy to be here and excited about this agent and protocol moving forward.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Angelos Stergiou

Great. Thank you, Dr. Zeidner.

Last but not least, Dr. Omer Jamy. Dr. Jamy is an Assistant Professor of Medicine at the O'Neil Comprehensive Cancer Center at the University of Alabama at Birmingham. He currently serves as the Associate Director of the Bone Marrow Transplant Program at UAB, and co-leads the adolescents and young adult acute leukemia working group at UAB. Dr. Jamy's primary research interest lies in being able to offer novel therapeutic options to his patients with high-risk myeloid malignancies, including those needing allogeneic stem cell transplantation. He has authored over 40 peer-reviewed articles including several investigator-initiated trials, and as some of you may know, he's also a lead investigator in our Phase 3 REGAL trial with GPS. With that, Dr. Jamy?

Omer Jamy

Thank you, Angelos, and good morning everyone. Really happy to be here.

As Angelos has mentioned, my name is Omer Jamy. I'm both a leukemia and bone marrow transplant physician at the University of Alabama at Birmingham. My clinical interest is basically able to offer patients novel therapeutics to get them into remission and then hopefully proceed to allogeneic stem cell transplantation. I think as my colleagues mentioned before, venetoclax has been really sort of a game changer in the AML space over the past three to four years and enabling more and more patients who proceed to stem cell transplantation. In that context, I'm really excited about this protocol where when venetoclax stops working we're trying to work on that resistance and get more patients into remission to be able to proceed to transplant. So, I'm really happy to be here and happy to take any questions.

Angelos Stergiou

Great. Thank you, Dr. Jamy.

Maybe to start off and kick off the fire chat at this point, Dr. Zeidner, all three of you emphasize the antiapoptotic/proapoptotic pathway that GFH009 is also targeting as an important potential addition to treatment. Could you maybe provide a brief introduction to the biology of that pathway?

Joshua Zeidner

Yes, sure. My pleasure. And of course, my esteemed colleagues Omer and Tapan, please feel free to jump in or chime in if you guys have any other input or want to say a few words.

What we're really talking about is the intrinsic pathway of apoptosis. Cells really have two different ways of dying in the body, and these are cancer cells as well as normal cells that undergo development and die from apoptosis for a variety of reasons. There's the intrinsic and extrinsic pathway of apoptosis. The BCL2 MCL1, CDK9 pathway, we're all talking about the intrinsic pathway of apoptosis.

This is really regulated by proapoptotic molecules, antiapoptotic molecules, and so the equilibrium between whether proapoptotic or antiapoptotic peptides are present in a cell, regulate the ability of that cell to die or survive. Then there are sort of third compound of molecules or proteins known as BH3 peptides which regulate the sensitivity of proapoptotic or apoptotic molecules.

BCL2 and MCL1 are sort of the mainstayers or the foundation of the antiapoptotic peptides in the body, and particularly in cancer cells. A lot of cancer cells upregulate these pathways, BCL2 and MCL1 for survival; they all have proapoptotic molecules and receptors on the surface that would ultimately lead to cell death, but their defense mechanism to grow and divide and evade sort of these apoptotic machinery is to upregulate the antiapoptotic peptides, being BCL2 and MCL1, Bcl-xL. There are a number of these antiapoptotic peptides that are present in a cell.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

It's really the amount, relative amount of either of these proapoptotic or antiapoptotic molecules that determine whether a cell is destined to die, and in this case we're talking about leukemia cells. AML has a propensity to really be dependent and upregulate BCL2 for survival. That is why venetoclax as a BCL2 inhibitor is so effective and active in acute myeloid leukemia. MCL1 is really—we'll get into this maybe a little bit later on in the session today. MCL1 is really one of the most dominant mechanisms of resistance to directly targeting BCL2 as an antiapoptotic pathway.

Happy to go into further detail, but that is kind of the basic mechanism of these proapoptotic and antiapoptotic molecules that we're targeting, particularly with this agent that's a CDK9 inhibitor.

Angelos Stergiou

So, Dr. Zeidner, if I may, the MCL1, for example, enables leukemic cells to survive, and if one can successfully block MCL1 and BCL2, especially in the relapsed/refractory setting such as with GFH009 in combination with aza/ven, we could potentially have effective treatment, we could have an effective treatment agent. So, the question that I sort of have followed to your comments before, based on the biology you described, how would you describe the potential synergy here between CDK9 inhibitor, as exemplified by GFH009, and BCL2 inhibitors, as exemplified by venetoclax?

Joshua Zeidner

Again, I think Dragan had provided this overview of the kind of biology of CDK9 by sort of activating RNA polymerase II. What CDK9 really drives is the transcription of MCL1, as well as MYC and some other transcription factors or some other relevant proteins. It does not regulate the activity of BCL2. MCL1 has a really short half-life, so if you shut down the transcription of MCL1, this could be a really effective suppressive agent against MCL1. There have been MCL1 direct inhibitors that have been developed and, unfortunately, due to a variety of issues that I think further development of those agents have been tempered by some off-target toxicity and other aspects.

In this case, when patients respond to venetoclax being a BCL2 inhibitor, one of the primary drivers of their resistance is that the cells are no longer dependent on BCL2, but use other pro-survival or antiapoptotic methods to survive. MCL1 is one of those sort of dominant mechanisms of survival in patients that either don't respond to a venetoclax-based regimen or respond and then subsequently relapse. If you can then harness an effect against MCL1, which is the main driver of survival after venetoclax, you can really synergize and potentially counteract one of the resistance mechanisms to venetoclax in AML. That is the, I think, main rationale and interest of this compound, particularly after azacitidine and venetoclax, and the pathway is very suppressive against MCL1.

Angelos Stergiou

The goal here is to block antiapoptotic effects of both MCL1 and BCL2 synergistically.

Dr. Kadia, is it likely that in some cases, antiapoptotic pathway targeting agents like GFH009 and venetoclax may still not work because there is simply not enough proapoptotic stimuli?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Tapan Kadia

Yes. Yes, absolutely. I think as Josh nicely outlined, these cells become dependent on these antiapoptotic proteins for their survival. In fact, cancer cells upregulate these as a defense mechanism against many of the processes the body has anyway. What we realized early on is that when we used venetoclax alone—venetoclax initially was developed as a single-agent across malignancies, across heme malignancies, particularly things like CLL in which we thought it would work, and it did, but also against acute myeloid leukemia—what we realized is that the response rate there was about 18% as a single agent in AML. So, on the surface you say, “Well, that's kind of suboptimal. That’s modest. Let’s not develop it,” what we realize is that although there is a dependency, you sort of need to tip the scales to move them into more dependency and kind of prime them into this dependency for these antiapoptotic proteins. Adding low-intensity chemotherapy, at least in acute myeloid leukemia with either low-dose cytarabine, or importantly with HMAs, azacitidine or decitabine, we realize that we can then push those cells to the brink of apoptosis. So, prime them to brink where they're really depending on these BCL2 proteins, and then when you add the BCL2 inhibitor then you get massive apoptosis, and the response rate went from 18% as a single agent to 66%, 67% in combination.

There are a variety of mechanisms why these drugs work, azacitidine or low-dose cytarabine: one is chemotherapy, pushing cells towards apoptosis. There's also a suggestion that you upregulate Noxa, which is a proapoptotic stimuli, that often happens, that is necessary to push these cells into apoptosis. But you clearly need this additional chemotherapy or this additional low-intensity therapy hypomethylating agents to push these cells towards this apoptosis where they become even more dependent on the BCL2 for survival, and then you take it away and then you have apoptosis.

I think that clearly the addition as a triplet, this three-drug combination is going to be highly synergistic and potent. It's been modeled previously clinically as well.

Angelos Stergiou

In the upcoming trial, what really—if I may sort of summarize—we'll be using a triple combination, if you will: the MCL1 suppression, BCL-2 inhibition, both diminishing antiapoptotic pathway and then Noxa release enhancement, thus increasing proapoptotic effect. So, it's really a triple hit, if you will. Obviously, that's one of the reasons we're so excited with the upcoming study.

But still, aza, then Dr. Kadia, combination is already somewhat effective. How big is the need for another add-on drug, and roughly how many patients would be candidates?

Tapan Kadia

It's a huge need. What you're seeing now is a complete evolution in the treatment of acute myeloid leukemia. Now, everyone, everyone in the market is treating patients with HMA and venetoclax, not only the older population 70 and older and those unfit for intensive chemotherapy, but you're starting to see now the edges people in the community are starting to treat people who are a little bit younger. There’s a randomized clinical trial potentially suggesting that this may be as good or similar to intensive chemotherapy in the front line, so there's a widespread use of chemotherapy with HMA and venetoclax.

What we're starting to see are two things. First, we know that not everyone responds to HMA ven. So, azacitidine/ven, the overall response rate is about 66%, so two-thirds of people respond, but one-third don't, so there's still a significant proportion of patients who are resistant to this therapy. What's going on with those people?

In addition to that, there are folks that were treated for extensive period of time, three months, six months, eight months, median duration of response about a year, 11 months, not much longer than that, and then they progress. They relapse. What’s happening? Folks from our group, Marina Konopleva and others, have shown that in both of these situations you're hitting the BCL2, you're priming the HMA, but the issue seems to be that there is another defense mechanism, if you will, an antiapoptotic protein that's preventing apoptosis in this patient population. One of those is MCL1, which is a key target, and we've been trying to inhibit that with other drugs; MCL1 inhibitors has not really worked. I think that a CDK9, as explained to you by Josh and Dragan really allow you to diminish levels of MCL1 protein and potentially target that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

As I said, about a third of patients don't respond and most patients, almost all patients will progress at some point with a median duration of response of about 8 to 10 months. So there’s a large population of patients that we're seeing in the clinic now who are so-called HMA/ven failures and we have absolutely nothing in those patients. These people likely have a biology that they've upregulated antiapoptotic proteins such as MCL1 and others to become refractory, so I think the need is great. The potential population at risk or population of need is growing on a daily basis as we use more HMA/venetoclax in the front line.

Angelos Stergiou

Dr. Jamy, how do you treat those patients unresponsive to aza/ven now, and what are the outcomes?

Omer Jamy

Thanks, Angelos. Unfortunately, it's a very challenging situation for the patient as well as the provider. If venetoclax has stopped working or azacitidine/venetoclax, where azacitidine/venetoclax combination has stopped working, there are not many standard of care options available for those patients, unfortunately. Our group has shown that when aza/ven stops working, the median survival for these patients is two to three months and things that you can offer as standard of care are very limited. If they have a targetable mutation, you can maybe use targeted therapy.

The goal is to try to get these patients into remission again, and if possible proceed to transplant only if they're transplant eligible. I highly doubt if intensive chemotherapy would work in this space and it really comes down to being able to offer them clinical trials, novel combinations of drugs, whether it's monotherapy or a combination. But I think as standard, if you're looking at standard of care options, those are very limited, practically nonexistent.

I think in that context, again, the idea to overcome venetoclax resistance in patients where either it didn't work from the get-go or it worked and then stopped working is really exciting. In that context, I think, adding GFH to this combination could be really helpful. I think the mechanism of action is very sound based on preclinical data, and then some of the early clinical data is also looking very compelling. I'm really excited about this triplet combination and excited about patients on this study.

Angelos Stergiou

So the promise really of the reference combination of GFH009 with aza/ven is then to reverse, if you will, the insensitivity or loss of sensitivity to aza/ven alone. All of you indicated the expectations of potential high efficacy. Dr. Kadia, is that expectation based only on preclinical data at this point?

Tapan Kadia

No. So as I mentioned, there's preclinical data suggesting that the combination of the two, both BCL2 inhibition and MCL1 inhibition is very potent. BCL2/CDK9, very important. There's been three drug combinations tested preclinically, but also there have been dual drug combinations. For example, the combination of venetoclax and MCL1 inhibition has been tested, venetoclax and Bcl-xL, which is another antiapoptotic protein that the cells upregulate has also been tested and again, been shown to be very effective. It leads to sort of this MLFS or this bone marrow wipe out. There is a concern that as you add a third drug like HMA azacitidine, of course, there will be more myelosuppression, but fortunately, in the population that we treat or the group of patients that we treat with HMA, ven or chemotherapy, especially in the relapsed/refractory population, myelosuppression is not necessarily a downside for us. It's something that we expect to see, that we want to see because many of these patients, if we can get them into this sort of myelosuppression pancytopenia state, we can get them to an allogeneic stem cell transplant, which is the goal in the majority patients who are in the relapsed/refractory setting.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

I think that there is both preclinical evidence, but there's also clinical evidence, at least with the doublet, with a two-drug combination, demonstrating clinical efficacy that can then be built upon with the combination with azacitidine.

Angelos Stergiou

Dr. Zeidner, as Dr. Kadia indicated, high efficacy is usually accompanied by myelosuppression, high toxicity. Do you expect significant toxicities in the upcoming GFH009 triple combination trial based on the data that you have seen?

Joshua Zeidner

I think based on the limited data that we've seen as a single agent, there's nothing beyond myelosuppression that is concerning at the onset. But when you combine agents—this is the importance of doing these early phase trials before ramping up development because we don't know whether there's going to be any added toxicity when added to azacitidine and/or venetoclax. But as Tapan mentioned, these agents have been combined, similar mechanisms have been combined with venetoclax. Myelosuppression is an issue with all of our agents in AML and we're very experienced and comfortable in managing cytopenia, specifically myelosuppression. In many cases, if these patients are young and fit and otherwise potential candidates for an allogeneic stem cell transplant, which is really the goal for the majority of these patients—if they’re, again, young and fit and interested in a curative strategy, wiping out their marrow and getting them to an allogeneic stem cell transplant sometimes is the only way to get a patient to be a candidate for a transplant, given that in the second, third, fourth line setting, we're talking about very limited agents available and limited activity in some of our novel agents.

No, I think I'm excited to get this study rolling. I don't know that we know what the overall toxicities are going to be, but from a myelosuppression standpoint I think we are experienced enough to be able to handle that.

I think I'll just mention and emphasize what my esteemed colleagues sort of stressed earlier, is that one of the biggest unmet needs, arguably the biggest unmet need now in AML is what to do in patients who stop responding or don't respond to an azacitidine/venetoclax front line approach. This is now a much more sort of widely used regimen. It's FDA approved for 75 and over and those unfit for intensive chemotherapy, though the eligibility of this regimen from a front line standpoint might expand in the future as some of these trials are investigating broader disease populations. When patients don't respond, we're talking about 33%. As Tapan said, 67% respond up front, that means 33% don't respond at all. Of those that do respond, the vast majority will relapse at some point. We're talking about a median survival of 2 to 2.5 months in that population. If they don't have targetable therapies with (inaudible) or IDH mutations, which most don't, you're talking about very limited to no available agents in the market that are available for these patients. This really would address a huge unmet need in the AML patient population as this regimen is used so widely in the front line setting.

Angelos Stergiou

Thank you for the comment, Dr. Zeidner. I think one thing that I just want to reiterate is that in the Phase 1 data with GFH009 as a monotherapy, we did not see or it's not indicated to have seen any significant myelosuppression beyond that expected from the leukemic cells themselves. Well, the patient still has leukemic cells, so in the patient who achieved a complete response on GFH009 as a single agent, there was no significant neutropenia recorded after leukemic cells became undetectable, even though the patient continues on GFH009 for several months now. It's really worth noting again that we have not seen obviously dose-limiting toxicities and no severe myelosuppression.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Dr. Jamy, if I may, can you just briefly discuss and outline the upcoming GFH009 trial design? Dragan touched on that already, but could you maybe elaborate a little bit more on that?

Omer Jamy

Sure. This would be the upcoming Phase 2 study where it will be a single arm open-label multi-institutional study, I think targeting a total of 20 patients. These are patients that have been exposed to venetoclax where venetoclax either worked and then stopped working after a while or it didn't work from the very beginning. In those patients that then go on to receive a standard combination of azacitidine and venetoclax at their normal doses, and then GFH is going to be added as a weekly infusion for four weeks. I think we'll be testing two doses of GFH; one would be the recommended Phase 2 dose and then one would be one dose below that. Because this is triplet therapy and you did just mention that once patients are in a mission, you would expect a lot of hematological toxicities, but still to ensure safety and the efficacy, we will be performing bone marrow biopsies and aspirates at frequent intervals as, Dragan showed in his slide show, mainly at two weeks after starting therapy, in order to further modify therapy for patients who achieve some sort of response versus continuing the triplet if there's still some disease present.

I know it's not easy for the patient to undergo that many bone marrow biopsies, but I think this is perhaps the way in which we'll get an early readout for the study and be able to offer it to more patients for which there are not too many options.

So at this point, with 20 patients, it will be patients exposed to venetoclax. That will be the study design for the current phase of the study.

Angelos Stergiou

Dr. Kadia, what would be the results that would make you excited about the prospects?

Tapan Kadia

Yes, sure. First, I think the design is very clever, right? As Josh mentioned and was talked about before, this population of patients who are receiving HMA/ven, it's going to be a growing population in our AML community. We know that. We see that every day in our clinics. These people receiving HMA/ven, at some point, they lose response or they don't respond to the begin with and their survival is dismal, three months or less, their response rates to any further chemotherapy, whether it be intensive chemotherapy, etc. is horrible. They're usually refractory and usually there's a high rate of mortality in that subset of population.

So, the design is very nice. You're getting HMA/ven when you start failing you start seeing resistance, what you then do is you add on the GFH009. I think that in that setting, sort of this add-on triplet combination, if we see a response rate of 25% of CR/CRI or what call composite response rate, that would be extremely exciting because we know that, that response rate in that setting is dismal. It's very low. The survival is low and so anything, even a 25% or higher response rate to get these people to some sort of maintenance or to a transplant, would be an ideal scenario.

I think biologically, it makes sense. I think clinically, sort of logistically a person who is receiving HMA/ven and they're adding this third drug as sort of an add-on, I think that the design is clever, and I look forward to it. I'm really excited to see how we do with our patients.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Angelos Stergiou

Dr. Zeidner, what do you foresee, assuming a successful Phase 2 study, will be the design of a pivotal trial?

Joshua Zeidner

What we're talking about is an area where there really is no standard of care, right? We're talking about an add-on of a third agent to patients who don't respond to azacitidine and venetoclax. I think thinking of a pivotal trial, that is a huge area of unmet need. As I mentioned, there is really no effective therapies for these patients with the exception maybe if someone had a targetable mutation FLT3, IDH1 or IDH2 where we have single agent small molecule inhibitors, that's the minority overall of this patient population.

I think that finding surrogates of survival, first off, doing an expansion and seeing actual activity I think is very compelling. Then using that data—I have no insight into what the FDA would sort of acknowledge as an acceptable surrogate, let's say, for survival or for approval in this sort of patient population, but if you can show clinical activity and safety in a resistant aza/venetoclax patient population, there's nothing else that we have available for these patients. I think a pivotal trial would have to be some randomization to some alternative therapy. We don't really have any, so you can figure a physician sort of choice approach with maybe a low-dose cytarabine control arm or some other sort of agents or groups of agents that people would find acceptable as a alternative in patients who don't respond to azacitidine/venetoclax.

Where I think this would have the most compelling sort of development and use for our patient population would be, let's say, after a front line azacitidine venetoclax approach as an add-on third agent in the second-line setting. So again, a patient that gets azacitidine and venetoclax either doesn't respond or relapses and then adding this agent in the second line setting, and I think a pivotal trial would have to be some sort of randomization to a physician's control group to show activity and improvement in outcomes.

That said, because this is such a huge area of unmet need, if you really show safety and activity in a nonrandomized setting, I think that is really compelling because we don't have any other agents available in this space.

Angelos Stergiou

Yes. So really, I think there's really a couple of scenarios. One would be to see a higher rate of durable CRs with peripheral blood recovery, and then the other one would be, if you see a high ORR rate, and then looking sort of at survival—and as we heard before, unfortunately, the median OS in aza/ven relapsing patients is around two or three months or so—hopefully, with the addition of GFH009, we'll be able to increase that.

I think as a final question, perhaps to Dr. Jamy, would there be a need for a control arm? I know Dr. Zeidner just briefly touched on that as already. What would be the control arm in those trials, if needed/

Omer Jamy

In theory, any registration or pivotal trial would need a control arm, but look at the population we are enrolling in this trial, right? These are patients where azacitidine/venetoclax has stopped working or didn't work. When you add GFH as a triplet therapy, to find a control arm for that will be extremely challenging. I think there will be appropriate—I shouldn’t say appropriate, but I mean available options for patients who may be unfit for intensive chemotherapy, which I think most of these people would be low-dose cytarabine or low-dose cytarabine combined with venetoclax, which, again, in patients where venetoclax has stopped working, I don't know what the efficacy of that would be; probably very low.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

You know, the two scenarios that you described, for example, if we're able to show a 25% to 30% CR rate, which perhaps is durable for a few of these patients, then I don't know if you can actually find any control arm for such a population. In that context, I think, just a single-arm study with more patients may be reasonable. But if you showed a higher response rate—not necessarily CR but just ORR—which led to people living longer, you just want to make sure that wasn't because they're on a clinical trial, they get more follow-up, they’re seen more often, as opposed to because of the efficacy of the triplet therapy. In that case, I think, like Dr. Zeidner suggested, maybe low-dose cytarabine or venetoclax could be the control arm. But again, not a very appealing control arm. I think leaving it to the physician would be completely fine as well.

Angelos Stergiou

I really appreciate Dr. Kadia, Dr. Zeidner, Dr. Jamy, all your input. We'll open it up for Q&A in a little bit by our research analysts, but perhaps prior to that, if I may, at this point I would like to ask Robert Francomano, our Chief Commercial Officer, to briefly touch on our commercial strategy before we then open it up to questions.

Robert?

Robert Francomano

Thank you, Angelos, and good morning to all.

I'd like to take a few moments to discuss our vision for building a robust AML franchise at Sellas Life Sciences Group with GPS and GFH009 serving as the foundation. All of this, of course, assuming we receive positive data from our trials and eventual regulatory approval in the U.S. and other key markets.

We are confident that the investment community will be enthusiastic about our AML franchise approach, given the significant unmet medical need that exists for patients with AML, which we believe could be addressed by our two clinical candidates. Acute myeloid leukemia is a rapidly growing form of blood cancer that affects a substantial number of patients worldwide, particularly given that people are living longer globally.

In the U.S. alone, the total incident population is expected to grow at 1.78% compounded annual growth rate to just over 24,000 patients between the years of 2018 and 2030. With this growth, from an epidemiology perspective, the corresponding demand for effective treatments is expected to increase as well.

Over the same period, the U.S. AML market is expected to grow from $358 million to $3.74 billion. By strategically building a franchise of products targeting AML, we position ourselves to capture a significant share of this expanding market, resulting in long-term revenue and profit potential.

We recognize that AML is a complex disease with diverse subtypes and molecular characteristics. Through investment in research and development, our goal is to develop a range of therapies that address the distinct needs of AML patients. This diversified approach not only enhances our chances of success, but also mitigates the risks associated with relying on a single product. Investors can have confidence that our comprehensive product portfolio approach will enable us to cater to a broader patient population and position us for sustained quarter-on-quarter growth as we become a revenue-generating organization.

Now, let me highlight three specific organizational benefits from our franchise approach.

First, diversified revenue streams. By establishing non-overlapping revenue sources that are therapeutically aligned, we enhance corporate stability, mitigate risk, unlock growth opportunities. Our clinical development programs target very different cohorts of AML patients that, very importantly, will not result in growing one brand at the expense of the other – GPS for patients in the second complete remission and GFH009 for those with active disease in the relapsed/refractory setting. This diversification creates a solid revenue foundation, making our company highly appealing to investors seeking long-term opportunities.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Second, shared infrastructure and resources. Commercializing two products for the same disease will allow us to efficiently utilize shared infrastructure and resources. Our Commercial and Medical infrastructure, once established, will be built to be streamlined and capable of effectively handling multiple products. With significant overlap in target healthcare professionals and other key external stakeholders, we can achieve cost savings on Infrastructure, Sales and Marketing, Medical Affairs and Logistics, among other functions. A single infrastructure improves operational efficiency and maximizes profitability compared to building separate infrastructures for each product. This value is further enhanced by the fact that the products, as in this case, do not compete for the exact same patient population.

Lastly, increased market share. Research has consistently shown that companies successfully implementing a franchise strategy experience increased market share, improved profitability and sustained growth over time. By developing and commercializing two assets for the heterogeneous disease of AML, Sellas has the potential to capture a larger global market share. Both GPS and GFH009 are designed to demonstrate clinical utility and a compelling value proposition with the aim of making them widely accepted by the market. Each of our product candidates provides hope to different patient populations and satisfies diverse physician preferences, thereby expanding our reach and market opportunity. This increased market share, if achieved, will translate into higher revenue and profitability, ultimately supporting shareholder value.

In conclusion, Sellas envisions a robust AML franchise with GPS and GFH09 as the foundation, targeting the significant unmet medical need for patients with AML. With AML's rapid growth and corresponding demand for effective treatments, strategically building a diversified product portfolio positions Sellas to capture a specific share of the expanding market. Our approach sets us up for sustained growth, mitigates risks and appeals to investors seeking long-term opportunities.

At this point, I'd like to turn the presentation back over to Angelos.

Angelos Stergiou

Thank you, Robert.

As you can hopefully appreciate, we are very excited about our GPS and GFH009 CDK9 inhibitor assets. As you can see from our clinical programs, for each we have a number of potential short and midterm value inflection milestones. With our cutting-edge novel GFH009 clinical candidate we have expanded our focus significantly into not only addressing AML remissions, but also the most resistant-to-treatment forms of active disease. In both GPS and GFH009 programs we are facing limited and well defined competition with well thought out strategies in place. We believe that we have a very strong and broad basis for fast and successful development in the very near future as exemplified by the milestones we have presented.

I would now like to open it up for any questions.

Tara Sobierajski

Thank you, Angelos.

At this time we will be conducting a question-and-answer session with our speakers. Please hold for a brief moment.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Our first question comes from Li Watsek from Cantor. Please go ahead, Li.

Li Watsek

Hey, good morning. Thanks for that insightful panel discussion.

I guess for the combination study of 009 with aza/ven, you mentioned 25% would be good. Maybe just clarify for us what is the typical CRC rate after aza/ven? What proportion of patients would be in this sort of second-line relapsed and refractory study that can be treated by, for instance, FLT3 or IDH inhibitors?

Tapan Kadia

Angelos, do you want me to answer that?

Thanks for the question. I think if you look at the CR/CRI rate in that setting with chemotherapy, with targeted therapies, it's less than 20% overall. I think what I said was that 25% would be sort of the minimum threshold, which I would like to see in order to suggest that this is an effective therapy. A very low response rate is what's expected in that setting.

In terms of the percentage of patients who in that setting are FLT3, IDH1/2 mutated, probably 15% or less would be sort of that addressable. The population you're talking about are older unfit patients who are getting HMA/ven in the front line. So first of all, the incidence of FLT3 mutations is quite low, so instead of the 30% you see overall, probably in the range of 10%, and among those patients who relapse, again, a small proportion would be those.

In terms of those who are IDH1 or 2 mutated, it's fortunate that patients who are IDH1 or 2 are often the ones who are the most sensitive to front line venetoclax based therapies and so the persons who relapse or who are refractory are typically not enriched for IDH1 or 2 mutated AML. I think overall, if you put FLT3, IDH1/2 mutated together, those who are targeted by available commercial drugs, probably 10% to 12% of those patients in the relapsed and refractory setting would have those targetable too.. So I think the vast majority of patients who are refractory and relapsed would be candidates and addressable by this approach.

I hope that answers your question. I don't know if anyone else.

Li Watsek

Okay. Great. I have another one. You sort of discussed the resistance mechanism in relapsed and refractory setting. How do you think about maybe move this triplet into the front line setting? Do you think the CDK9 would add additional benefits on top of standard of care to sort of relapse?

Tapan Kadia

Yes. That's music to our ears. Actually, that's exactly what we're eventually looking towards, right? When you develop these things initially, you want to really target a population where you think that you can overcome the sort of safety and benefit balance.

So yes. Certainly we'll develop initially in the relapsed refractory setting, where we know that there is a resistance mechanism with the MCL1 upregulation and sort of add a CDK9. But eventually, I think the goal eventually is to move such a therapy or such a triplet combination into the front line to hit all three -- both proteins simultaneously, BCL2, MCL1 initially, so to prevent the outgrowth of these resistant clones which upregulate MCL1.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

You're right along the exact sort of development path that we're thinking in the future. I think we're just taking one step at a time. But yes, it's a brilliant point.

Joshua Zeidner

Also, if you don't mind, I’ll just chime in and say, I 100% agree with everything Tapan said, and I think the goal would be to move it in a front line space, but I'm not sure this is going to be sort of a one-size-fits-all sort of triplet approach for all newly diagnosed AML. What I particularly would be most interested in is can we find a specific biomarker or a specific unique population where adding GFH in the front line setting,, either sequentially or in combination from the get-go, can really mitigate these resistance mechanisms and perhaps provide more durability and improve the CR rate, right? We're still talking about 67% CR, which when venetoclax was first developed was really a game changer, but a third of patients do really poorly. So, number one, can we get that 67% up to 75%, 80%, 90%? That would be a huge win. But I think more importantly, can we keep these on more durably? Can we perhaps enrich on the activity of azacitidine and venetoclax by either adding things like GFH sequentially or in combination from the get-go for a specific patient population that is really going to benefit? It may not be everyone. It may be 20%, 30%, 40% of those up front that adding this in the beginning phases will really help, and maybe other patients might do just as well if you added in the relapsed setting and so forth. These are unanswered questions that I think hopefully some of these studies in the future will elaborate on.

Angelos Stergiou

I think one point to what Dr. Kadia and Dr. Zeidner just mentioned, without going into detail as we've not discussed this publicly is that we are actually doing work in the biomarker field with GFH009, among others—also with MD Anderson—to do exactly that to really pinpoint the patients that would benefit from our treatment, but that's something that we will obviously disclose in due course.

Any other questions?

Li Watsek

(Inaudible).

Tara Sobierajski

Thanks for the questions, Li.

Our next question comes from Jim Molloy from AGP. Please go ahead, Jim.

Jim Molloy

Hey guys, thank you very much for taking my questions and thank you for the KOL event. Very informative. Post the Phase 2a, assuming positive data—I know you walked a little bit through what you're hoping to see for positive data there—what do you think comes next? Likely a single trial to be going to the FDA? Again, assuming that trial works. What would represent sort of a positive median overall survival in this group. I think you said 25% was what you were talking about on that.

Angelos Stergiou

Yes. I think, Jim, perhaps just briefly on what's going to come after the Phase 2a, we're going to be looking at the 45- and 60-milligram dose levels, and we're going to look at the composite CR. We’ll look at CR rates, ORR rates, overall survival. If you will, there are multiple shots on the goal here to hopefully, next to safety, show true efficacy. At that point, then we will discuss with the regulators, with the FDA, what the most optimal and expeditious path forward is to go into the registration phase of development. We'll review the data. We'll have ongoing data, as you heard earlier, because of many bone marrow aspirates we'll be conducting, so there's going to be a rollout of data literally on an ongoing basis, which will provide us and obviously our KOLs the necessary information to then approach the FDA with a path that is most optimal.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Jim Molloy

Great. And again, I know you guys have partnered with GenFleet out of China. What's their level of participation, if any, in this study, or going forward on a potential next study?

Angelos Stergiou

Yes. That’s a great question. GenFleet, for the Phase 2 AML study, that's going to be conducted in the U.S. only, about eight participating sites, among others the three, obviously, KOLs around the call here today. GenFleet will be focusing really in lymphoma, particularly in PTCL among others, and we have also seen very encouraging early results in BTK combination in diffuse large B-cell lymphoma, and there is strong scientific and clinical rationale behind it. So the point is GenFleet will be doing multiple lymphoma trials in China, and we're well positioned then to really act immediately in the U.S. on any positive results.

An additional point that I would like to make here is the is to utilize also (audio interference) dependency of neuroendocrine cancers as a single agent initially. There's various venues that we're looking at with GenFleet where we’re sort of, if you will, dividing and hopefully conquering in a very time- and cost-effective manner.

Jim Molloy

Maybe last question on my end, then, how would—obviously, developing trials are expensive. What’s your thinking on how this could impact your cash runway going forward, either, obviously if things go well and you have to run another trial? Get to run another trial, excuse me.

Angelos Stergiou

Yes, I appreciate the question, Jim. Obviously, we've budgeted for the design. The Phase 2a study is 20 patients. The outcomes are quite quick, so within this calendar year. That's been budgeted for, so from a cash runway and from our budget it does not pose an issue because, again, it's been budgeted and it's a relatively short study.

Obviously, what's very exciting is that within this calendar year, we're going to have really extremely exciting clinical data to show in addition to our GPS interim that we expect later this year or early next year.

I think for us at Sellas, this year is certainly dominated around AML.

Jim Molloy

Great. Thank you for taking the questions.

Angelos Stergiou

Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Tara Sobierajski

Thanks for the questions, Jim.

Our final question comes from Aydin Huseynov from Ladenburg. Please go ahead, Aydin.

Aydin Huseynov

Hi. Good morning everyone. Thank you for taking the questions, and appreciate the discussion. Very interesting. I have a couple of questions.

First I want to ask the panel about venetoclax. I think Dr. Kadia mentioned that venetoclax had initially single-agent activity, 18%, but it was really not that high, but then they decided to develop this in combination and we have this tremendous success.

I want to ask, if 009 had a chance to be studied in earlier lines as a single agent, what kind of single agent activity would you expect from this asset?

Tapan Kadia

It’s a good question. I think that it's hard to use the GFH009 as a single agent in sort of a front line setting, right? I think that to sort of develop that as a single agent, I can't see a pathway. Just because there are such effective therapies in the front line, even if you look at things like IDH1, IDH2 in AML, there are single agent therapies that have response rates in the range of 50% to 60% as a single agent in that specific population in those people who are unfit for intensive chemotherapy. I think there are great curative strategies in the front line that are quite effective, so I think that using GFH009 as a single agent in the front line would be tough.

I think adding it to chemotherapy, trying to find a subset of population, for example, P53 or complex karyotype where nothing works and you want to add it to chemotherapy to make the argument that, “Look, there's really nothing that works in this agent in this population,” certainly, we could try it. As a single agent, I think it would be tough.

I think there have been some CDK9 inhibitors that have been tested in the relapsed/refractory setting. I think their response rates have been in the range of 15%, 18%. I think that Josh mentioned he developed (inaudible), which I don't remember, Josh, the response rate in the relapsed/refractory, but I think it was less than 20%.

So I think as a single agent developing in the front line would be difficult right now. I think that step wise if we come to that point where we are showing activity of CDK9 inhibitors in the front line in combination, could you use it as sort of a maintenance post remission or something like that, that remains to be seen. I just think the mechanism that it has, it would be difficult for me to envision that.

Josh, I don't know if you remember the (cross-talking)…

Joshua Zeidner

I totally agree. Alvocidib as a single agent in the relapsed/refractory setting had very limited minimal clinical activity. Where we saw and developed the agent is really in combination, as you mentioned, with cytotoxic chemotherapy, in combination with cytarabine, mitoxantrone and so forth. So, I agree, this as a single agent in the relapsed/refractory setting without adding in combination with other apoptotic regulators like venetoclax or azacitidine, I'm not sure I see a path. Having that one responder is certainly compelling that there is some activity here, but I think really what we're most excited about is in combination.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Aydin Huseynov

I appreciate the response. I guess what I'm trying to understand is if we were able to travel back in time, 20 years ago, and there was nothing there and if you had a chance to study it in the first line setting, would you get any responses as a single agent? I know this is a very hypothetical question, but I'm trying to figure out what is the single agent activity on its own.

Tapan Kadia

I think if you wanted to hypothesize something like that, I think in a completely untreated patient I suppose there might be some single agent activity in the front line and naive population because there are—CDK9 not only inhibits MCL1, so it's not like you're just targeting that. It inhibits Myc and a lot of these other short-lived transcripts, so there are certain AMLs that we've shown that are driven by Myc and some other sort of metabolic proteins that are upregulated. So there is a potential chance that that could work as a single agent in a very small subset, probably 15%, 18%, similar to venetoclax.

I think the whole concept of targeting the apoptosis is that you need two arms. You need to block the apoptosis and then you need to push the cells in apoptosis. CDK9 may block the apoptosis, maybe it targets Myc, maybe it has some activity in the subset.

Aydin, to be clear, if you look at the people who actually responded to venetoclax, those 18%, a large proportion of those are IDH1/2 mutated which we know are, because of the biology of IDH1 and 2 mutations, they are themselves biologically primed to be sensitive to IDH1/2 inhibition. Because of the 2-HG metabolite, it inhibits sort of the proteins in the citric acid cycle, they are primed to undergo apoptosis. Not all AMLs have 2-HG.

It's a fascinating question, but I think that it's hard to understand which subset—at least without knowing the biology—will respond. But if you wanted me to ballpark, it'd probably be about 15%. That's just a guess in my mind right now.

Aydin Huseynov

Okay. Makes sense. Appreciate the response.

One question I have is regarding CDK9 in general. Could you quickly walk us through the field and help us understand what has been done so far, who failed and why—we know there were a couple of discontinuations—and how 009 stands out from all other CDK9s?

Tapan Kadia

CDK9 inhibition has been in the minds of investigators for several years, the first being sort of called flavopiridol, and I think it’s been renamed alvocidib. It's a very broad CDK inhibitor. It inhibits CDK9, but also many other proteins, and so it has a lot of off-target effects, a lot of toxicity related to that, GI and others which sort of made it a little bit more intolerable.

I think the nice thing about GFH009 is that it's a more selective CDK9 inhibitor, which actually targets what we want to target, this RNA polymerase that allows the degradation of these short-lived transcripts. And among those transcripts—and it kind of came in a backwards way because we knew BCL2 took off, so that's important apoptosis. The next protein is MCL1. Well, when we tried to target MCL1 with small molecules (inaudible)—and you probably know the market better than any of us—many of these drugs are now—they've stopped development because of certain toxicities that they saw. You'll see more of this at the AHA meeting, but there were certain off-target toxicities, not only myelosuppression, but organ toxicity that was sort of deemed to be a little bit unsafe and not developable.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com

Then the next step was how else can we inhibit MCL1? What if we just degrade the transcripts? Great. That's one way. I think that's where the field of CDK9 is developing. There are other ones. I think AstraZeneca has one. This GFH I think is a leading candidate, but there are several in the field looking at this inhibitory pathway and being developed. I think that the specificity of this particular agent is an important asset. I'm not sure about other trials per se that have been reported in AML with CDK9 inhibitors; I know there are many ongoing. If anyone else has any other sort of comments?

Does that answer your question, Aydin?

Aydin Huseynov

Yes. I appreciate that. Thanks so much for taking the questions. Appreciate very interesting discussion. Thank you.

Angelos Stergiou

Thank you, Aydin.

I think if we don't have any more questions, Tara, is there anyone else?

Tara Sobierajski

No more questions. We can go to closing remarks.

Angelos Stergiou

Really, thank you for your questions everyone and for tuning into our web call today. Before we end today's call, I'd like to reiterate our belief that both GPS and GFH009 have the potential to change the AML treatment paradigm as we know it today.

Finally, I would like to thank our KOLs who participated this morning. I really and wholeheartedly appreciate all their input and support and guidance. I would like to emphasize how grateful we are to all our shareholders for the continued support bestowed upon Sellas. Thank you and have a great day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com